Exhibit 10.2

Planar Systems, Inc. Performance Based Compensation Plan

The Compensation Committee has established a cash bonus plan for all of the Company’s employees, including executive officers, for the first half of 2006. The Committee set bonus targets for all employees based on the Company’s achievement of target levels of quarterly operating income.